EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated April 26, 2005 and made effective as of the May 3, 2005 by and between AIRBEE WIRELESS, INC. (the “Corporation”), a Delaware corporation, and James H. Dentzer, Sr., 43749 Harte Court, Ashburn, VA 20147-5849 (the “Employee”).

W I T N E S S E T
H :

WHEREAS, Employee is experienced in finance and administration activities in the technology industry; and

WHEREAS, the Corporation desires to enter into this Employment Agreement in order to assure itself of the services of Employee, and Employee desires to accept employment with the Corporation, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Employment of Employee. The Corporation hereby employs Employee as its Financial Controller to perform the duties and responsibilities incident to such position, subject at all times to the control and direction of the Corporate Office of the Corporation and reporting directly to the Chief Financial Officer of the Corporation. These duties shall include but not restricted to day-to-day management of all accounting functions, financial analysis, internal controls; periodic financial and operating management reports; identify and implement requisite controls and procedures to support the financial system and operational processes; establish and maintain control over accounting, tax and related records required to properly record and document the financial transactions of the company; oversee the monthly closing process, cash management, AR, AP, payroll, financial reports, employee benefits, etc. and such other duties and responsibilities as may be assigned to him from time-to-time by the Corporate Office. The position shall work and coordinate with all levels of management to pursue strategic goals and objectives and shall provide input to such office to help define needs and strategies.

2. Acceptance of Employment; Time and Attention. Employee hereby accepts such employment and agrees that throughout the period of his employment hereunder, he will devote substantially all his time (but no less than 40 hours per week), attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation, and will perform the duties and responsibilities assigned to him pursuant to Paragraph 1 hereof, subject, at all times, to the direction and control of the Board. As an Employee he shall perform such specific duties and shall exercise such specific authority related to the management of the day-to-day operations of the Corporation consistent with his position as Controller as is normally associated with the position of same of a company (consistent with the governing documents [i.e. By-Laws, Business Plans] of the corporation) and also as may be assigned to Employee from time to time by the Board. Employee shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish. During the period of his employment hereunder, Employee shall not, directly or indirectly, accept employment or compensation from, or perform services of any nature for, any business enterprise other than the Corporation except as disclosed herein. Employee may be elected to and serve in such offices of the Corporation as may from time to time be determined by mutual agreement. During the period of Employee’s employment hereunder, he shall not be entitled to additional compensation for serving in such offices of the Corporation to which he is appointed.

3. Term. Except as otherwise provided herein, the term of Employee’s employment hereunder shall commence as of the effective date of this Agreement and shall terminate 36 months from the effective date of this agreement. Such term will be automatically extended annually for a 12-month period by the Corporation unless it provides thirty (30) days notice in writing to Employee prior to the then current termination date.

4. Compensation. As compensation for his services hereunder, the Corporation shall pay to Employee an initial base salary at the rate of $95,000 which shall be in two segments of $82,000 per annum cash payable in equal installments no less frequently than monthly, plus 21,104 shares of Airbee Common stock. Additionally, Employee shall be eligible for stock options and bonuses as set forth on an annual basis consistent with the financial success of the Corporation. All compensation paid to Employee shall be subject to withholding and other employment taxes imposed by applicable law. Employee’s base salary may be increased during the Term.

5. Additional Benefits. In addition to such base salary, Employee (and his family) shall be entitled to participate, to the extent he is (and they are) eligible under the terms and conditions thereof, in any profit-sharing, pension, retirement, hospitalization, insurance, disability, medical service, stock option, bonus or other employee benefit plan(s) available to the employees of the Corporation that may be in effect from time-to-time during the period of Employee’s employment hereunder. The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan.

6. Reimbursement of Expenses. The Corporation shall promptly reimburse Employee in accordance with applicable policies of the Corporation for all expenses reasonably incurred by him in connection with the performance of his duties and the business of the Corporation hereunder, upon the submission to the Corporation of appropriate expense receipts or vouchers. It is understood that Employee shall be reimbursed for CPE credits required to maintain his CPA credentials subject in all cases to the approval of management.

7. Facilities and Personnel. Employee shall be provided with (or reimbursed for as appropriate) supplies and services as shall be required for the performance of his duties hereunder.

8. Vacation. Employee shall be entitled to 3 weeks of personal leave in respect of each subsequent 12- month period during the term of his employment hereunder, such leave to be taken at times mutually agreeable to Employee and the Corporate Office. A portion of such personal leave may be rolled over to subsequent year(s) subject to the approval of management.

9. Restrictive Covenant. In consideration of his employment hereunder, Employee agrees that during the period of his employment hereunder and for two (2) years (unless Employee is terminated without Cause in which case this covenant will not apply) thereafter, he will not (a) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity which could reasonably be considered to be competitive to Airbee Wireless, Inc. that in which the Corporation is engaged as of termination, (1) in all locations in which the Corporation is doing business, and (2) in all locations in respect of which the Corporation has announced it is actively planning for and/or pursuing a business opportunity; (b) for himself or on behalf of any other person, partnership, corporation or entity, call on any customer of the Corporation for the purpose of soliciting, diverting or taking away any customer from the Corporation (1) in all locations in which the Corporation is doing business, and (2) in all locations in respect of which the Corporation has announced it is actively planning for and/or pursuing a business opportunity, or (c) induce, influence or seek to induce or influence any person engaged as an employee, representative, agent, independent contractor or otherwise by the Corporation, to terminate his or her relationship with the Corporation. Nothing herein contained shall be deemed to prohibit Employee from (x) investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and Employee’s holdings therein represent less than 2% of the total number of shares or principal amount of the securities of such issuer outstanding, or (y) owning securities, regardless of amount, of the Corporation.

Employee acknowledges that the provisions of this Paragraph 9 are reasonable and necessary for the protection of the Corporation, and that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible. In the event that any provision of this Paragraph 9, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

10. Confidential Information. Employee shall hold in a fiduciary capacity for the benefit of the Corporation all information, knowledge and data relating to or concerned with its operations, sales, business and affairs, and he shall not, at any time, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation (unless the Corporation no longer treats such information as confidential) other than to the Corporation or its designees and employees or except as may otherwise be required in connection with the business and affairs of the Corporation; provided, however, that Employee may use, disclose or divulge such information, knowledge or data that (i) was previously known by the Employee; or (ii) is or becomes generally available to the public through no wrongful act on Employee’s part; or (iii) becomes available to Employee from a person or entity other than the Corporation or its agents not bound by this or a similar agreement with the Corporation; and provided, further, that the provisions of this Paragraph 10 shall not apply to Employee’s know how to the extent utilized by him in subsequent employment so long as such employment is not in breach of this Agreement.

11. Equitable Relief. The parties hereto acknowledge that Employee’s services are unique and that, in the event of a breach or a threatened breach by either party of any of its obligations under this Agreement, the other party will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by one party, the other party shall be entitled to such equitable and injunctive relief as may be available to restrain the first party and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

12. Survival of Provisions. Neither the termination of this Agreement, nor of Employee’s employment hereunder, shall terminate or affect in any manner any provision of this Agreement that is intended by its terms to survive such termination.

13. Death; Disability. This Agreement shall automatically terminate upon the death of Employee. The Corporation may terminate this Agreement and Employee’s employment hereunder at any time after Employee is Disabled, upon at least 30 days’ prior written notice. For the purposes of this Agreement, Employee shall be deemed to have become “Disabled” when (x) by reason of physical or mental incapacity, Employee is not able to perform a substantial portion of his duties hereunder for a period of ninety (90) consecutive days or for ninety (90) days in any consecutive 180-day period or (y) when Employee’s physician and a physician designated by the Corporation shall have determined that Employee shall not be able, by reason of physical or mental incapacity, to perform a substantial portion of his duties hereunder. In the event that such physicians are unable to agree on whether the Employee is Disabled pursuant to clauses (x) or (y) above, the matter shall be resolved by the determination of a third physician qualified to practice medicine in the United States of America and selected by the designated physicians. If Employee shall receive benefits under any disability policy maintained by the Corporation, the Corporation shall be entitled to deduct the amount equal to the benefits so received from base salary that it otherwise would have been required to pay to Employee as provided above.

14. Termination

a) Without Cause. This Agreement may be terminated prior to the end of the Employment Term by the written agreement between Company and Employee. The Company will be responsible for all compensation due under this agreement including salary and benefits unless the termination is due to financial hardship or bankruptcy proceeding.

b) For Cause. The Corporation may at any time upon written notice to Employee terminate Employee’s employment for Cause. For purposes of this Agreement, the following shall constitute “Cause”: (i) the willful and repeated failure of Employee to perform any material duties hereunder or gross negligence of Employee in the performance of such duties, and if such failure or gross negligence is susceptible of cure by Employee, the failure to effect such cure within 20 days after written notice of such failure or gross negligence is given to Employee; (ii) excessive use of alcohol or illegal drugs interfering with the performance of Employee’s duties hereunder; (iii) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law relating to Employee’s employment; (iv) the conviction of Employee of a felony; or (v) the breach by Employee of any other material provision of this Agreement, and if such breach is susceptible of cure by Employee, the failure to effect such cure within 30 days after written notice of such breach is given to Employee. For purposes of this Agreement, an action shall be considered “willful” if it is done intentionally, purposely or knowingly, distinguished from an act done carelessly, thoughtlessly or inadvertently. In any such event, Employee shall be entitled to receive his base salary to and including the date of termination. Should Employee in good faith dispute his termination for cause, he shall give prompt written notice thereof to the Corporation, in which event such dispute shall be submitted to and determined by arbitration in Washington, DC, before an arbitrator appointed pursuant to the rules of the American Arbitration Association (the “Arbitrator”). Such arbitration shall be conducted in accordance with the rules then obtaining of the American Arbitration Association. Any award or decision of the Arbitrator shall be conclusive in the absence of fraud and judgment thereon may be entered in any court having jurisdiction thereof. The costs of such arbitration shall be borne by the party against whom any award or decision is rendered. Employee shall not be entitled to receive any compensation for periods subsequent to his dismissal pursuant to this Paragraph 14b.

15. Termination for Employer Breach. Employee may upon written notice to the Corporation terminate this Agreement (a termination for “Employer Breach”) in the event of the breach, or threatened breach by the Corporation of any material provision of this Agreement, and if such breach relates to a provision of this Agreement and is susceptible of cure, the failure to effect such cure within 30 days after written notice of such breach is given to the Corporation. Nothing herein shall be construed as prohibiting the Employee from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages

16. Insurance Policies. The Corporation shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Employee for the benefit of the Corporation, in such amounts as the Corporation shall determine in their sole discretion. In connection therewith, Employee shall, at such place or places as the Corporation may reasonably direct, submit himself to physical examinations on an annual basis (or more frequently) should an insurer or prospective insurer so require, and execute and deliver such documents as the Corporation may deem necessary to obtain such insurance policies.

17. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and any other prior agreement between the Corporation and Employee with respect to the subject matter hereof is hereby superseded and terminated effective immediately and shall be without further force or effect. No amendment or modification shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

18. Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if and when delivered in person or by responsible overnight delivery service or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

If to the Corporation, to:

Airbee Wireless, Inc.
ATTN: Eugene Sharer
9400 Key West Avenue
Rockville, MD 20850

If to Employee, at his address set forth above.

Any of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other parties given under this Paragraph 18. The date of the giving of any notice hand delivered or delivered by responsible overnight carrier shall be the date of its delivery and of any notice sent by mail shall be the date five days after the date of the posting of the mail.

19. No Assignment; Binding Effect. Except as noted herein, neither this Agreement, nor the right to receive any payments hereunder, may be assigned by Employee or the Corporation without the prior written consent of the other parties hereto. This Agreement shall be binding upon Employee, his heirs, executors and administrators and upon the Corporation, their respective successors and permitted assigns.

20. Waivers. No course of dealing or any delay on the part of the Corporation or Employee in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

21. Invalidity. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

22. Further Assurances. Each of the parties shall execute such documents and take such other actions as may be reasonably requested and agreed to by the other party to carry out the provisions and purposes of this Agreement in accordance with its terms.

23. Attorneys’ Fees. If any action, suit or proceeding is filed by any party to enforce or rescind this Agreement or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue shall be entitled to recover with respect to such issue, in addition to costs, reasonable attorneys’ fees incurred in preparation or in prosecution or defense of such action, suit or proceeding as fixed by the arbitrator or trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys’ fees as fixed on appeal.

24. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the terms laws of the State of Maryland, except that body of law relating to choice of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the day and year first above written.

AIRBEE WIRELESS, INC.

By:
Name: Eugene Sharer
Title: Chief Operating Officer & Secretary

EMPLOYEE

James H. Dentzer, Sr.

ADDENDUM

This addendum is dated September 19, 2005 and made effective September 1, 2005.

WHEREAS, Mr. Dentzer joined the company May 3, 2005; and

WHEREAS, Mr. Dentzer has been paying his family medical insurance premiums under COBRA from his former employer since joining the Company; and

WHEREAS, to retain Mr. Dentzer’ s services as a valued employee the Company desires to reimburse his COBRA payments until such time as the Company puts its own medical insurance plan in place; now

THEREFORE, as of the effective date of this addendum, the Company will reimburse Mr. Dentzer the sum of $942.48 per month upon presentation of a properly documented expense report. This reimbursement procedure will continue until a company-sponsored health insurance plan is established.

AIRBEE WIRELESS, INC.

By:
Eugene Sharer, President and COO

By:

James H. Dentzer, Controller

ADDENDUM #2

On      the above amount of #942.48 was increased to $1,027.00 per month.

AIRBEE WIRELESS, INC.

By:
E. Eugene Sharer, President & COO

By:

James H. Dentzer, Controller